Exhibit 10.5
PENSION RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective January 1, 2005

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PENSION RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective January 1, 2005
ARTICLE I
PURPOSE
     The Columbia Gas System, Inc. adopted The Pension Restoration Plan for The Columbia Gas System, Inc., as amended and restated effective March 1, 1997. The Plan was amended and restated, effective January 1, 2002, by Columbia Energy Group, successor to Columbia Gas System, Inc., and renamed the Pension Restoration Plan for the Columbia Energy Group. Effective January 1, 2004, NiSource Inc., the parent company of Columbia Energy Group, assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the Plan the Pension Restoration Plan for NiSource Inc. and Affiliates, and broadened the Plan to include all employees of NiSource Inc. and Affiliated Companies.
     The Plan is now further amended and restated, effective January 1, 2005, as set forth below, to comply with Internal Revenue Code Section 409A with respect to benefits earned under the Plan.
     The purpose of the Plan is to provide for the payment of pension restoration benefits to employees of NiSource Inc. and Affiliated Companies, whose benefits under the Basic Plans are subject to the Limits, or affected by deferrals into the DCP, so that the total pension plan benefits of such employees will be determined on the same basis as is applicable to all other employees of the Company. The Plan is adopted solely (1) for the purpose of providing benefits to Participants in the Plan and their Beneficiaries in excess of the Limits imposed on qualified plans by Code Sections 415 and 401(a)(17), and any other Code Sections, by restoring benefits to such Plan Participants and Beneficiaries that are no longer available under the Basic Plans as a result of the Limits, and (2) for the purpose of restoring benefits to Plan Participants and Beneficiaries that are no longer available under the Basic Plans as a result of the Participant’s deferrals into the DCP. The provisions of the Plan apply only to Participants who actively participate in the Plan on or after January 1, 2005. Any Participant who retired or otherwise terminated employment with the Company and Affiliated Companies prior to January 1, 2005 shall have his or her rights determined under the provision of the Plan, as it existed when his or her employment relationship terminated.
ARTICLE II
DEFINITIONS
     2.1 Affiliated Company. “Affiliated Company” means an affiliate of NiSource Inc.
     2.2 Basic Plans. “Basic Plan(s)” means the tax qualified retirement plan(s) maintained by the Company and Affiliated Companies listed on Schedule A, attached hereto.
     2.3 Code. “Code” means the Internal Revenue Code of 1986, as amended.
     2.4 Committee. “Committee” means the NiSource Inc. and Affiliates Retirement Plan Administrative and Investment Committee.
     2.5 Company. “Company” means NiSource Inc.
     2.6 DCP. “DCP” means the Columbia Energy Group Deferred Compensation Plan, on or prior to December 31, 2003, and, thereafter, the NiSource Inc. Executive Deferred Compensation Plan.
     2.7 Disability. “Disability” means a condition that (a) causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Company or an Affiliated Company or (c) causes a Participant to be eligible to receive Social Security disability payments.
     2.8 Employee. “Employee” means any individual who is employed by an Employer on a basis that involves payment of salary, wages or commissions.
     2.9 Employer. “Employer” means the Company or an Affiliated Company whose Employees participate in the Plan.
     2.10 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.11 Limits. “Limits” means the limits imposed on tax qualified retirement plans by Code Sections 415 and 401(a)(17) and any other Code Sections.
     2.12 Participant. “Participant” means any Employee who is participating in the Plan in accordance with its provisions.
     2.13 Plan. “Plan” means the Pension Restoration Plan for NiSource Inc. and Affiliates (formerly known as the Pension Restoration Plan for the Columbia Energy Group, and before that as the Pension Restoration Plan for The Columbia Gas System, Inc.), as set forth herein.
ARTICLE III
PARTICIPATION IN THE PLAN
     Each Employee of an Employer shall be a Participant in the Plan if his or her benefits under a Basic Plan are affected by the Limits or by his or her deferrals under the DCP.

ARTICLE IV
AMOUNT OF BENEFIT
     4.1 Participants Before January 1, 2004. The benefit payable under the Plan to a Participant who was participating in the Plan prior to January 1, 2004, or to his or her Beneficiary under a Basic Plan, shall be equal to the excess (if any) of the benefit determined under subsection (a) below over the benefit determined under subsection (b) below:
(a)	The benefit that would have been payable under a Basic Plan to a Participant, or to his or her Beneficiary determined under a Basic Plan, which benefit shall be determined (i) without regard to the Limits and (ii) without regard to the Participant’s deferrals into the DCP, if any.

(b)	The benefit actually payable to the Participant, or to his or her Beneficiary determined under a Basic Plan, which benefit shall be determined after applying the Limits and considering deferrals into the DCP, if any.

4.2	Participants On or After January 1, 2004.

(a)	The benefit payable under the Plan to a Participant who first becomes a Participant on or after January 1, 2004, and whose Accrued Benefit under a Basic Plan is a Final Average Pay Option Benefit, or to his or her Beneficiary under the Basic Plan, shall be equal to the excess (if any) of the benefit determined under paragraph (1) below over the benefit determined under paragraph (2) below:
(1)	The benefit that would have been payable under a Basic Plan to a Participant, or to his or her Beneficiary determined under a Basic Plan, calculated based upon the Participant’s Credited Service and Compensation from and after the date the Participant first becomes eligible to participate in the Plan, which benefit shall be determined

(i) without regard to the Limits and (ii) without regard to the Participant’s deferrals into the DCP, if any.
(2)	The benefit actually payable to the Participant, or to his or her Beneficiary determined under a Basic Plan, calculated based upon the Participant’s Credited Service and Compensation from and after the date the Participant first becomes eligible to participate in the Plan, which benefit shall be determined after applying the Limits and considering deferrals into the DCP, if any.
A Participant’s service used under the Basic Plan for purposes of determining eligibility for any retirement benefit shall also be used for similar purposes hereunder.

(b)	The benefit payable under the Plan to a Participant who first becomes a Participant on or after January 1, 2004, and whose Accrued Benefit under a Basic Plan is an Account Balance Option Benefit, or to his or her Beneficiary under a Basic Plan, shall be equal to the excess (if any) of the benefit determined under paragraph (1) below over the benefit determined under paragraph (2) below, determined as if the Participant’s Opening Account Balance is $0 as of January 1, 2004:
(1)	The benefit that would have been payable under a Basic Plan to a Participant or his or her Beneficiary, which benefit shall be determined (i) without regard to the Limits and (ii) without regard to the Participant’s deferrals into the DCP, if any.

(2)	The benefit actually payable to the Participant, or to his or her Beneficiary determined under a Basic Plan, which benefit shall be determined after applying the Limits and considering deferrals into the DCP, if any.
ARTICLE V
TIME AND METHOD OF PAYMENT OF BENEFIT
5.1	Method of Payment.

(a)	The benefit earned under the Plan shall be payable to a Participant in a form available under the Basic Plan, as elected by the Participant by notice delivered to the Committee on or before December 31, 2005. Notwithstanding the preceding sentence, in the case of an Employee who becomes a Participant on or after January 1, 2005, the aforementioned election with respect to a benefit shall be made within 30 days after the date the Participant first becomes eligible to participate in the Plan, and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided, however, that a Participant shall not be considered first eligible if, on the date he or she becomes a Participant, he or she participates in any other nonqualified plan of the same category (account balance or nonaccount balance, as applicable), which is subject to Code Section 409A, maintained by the Company or an Affiliated Company.

(b)	If payment in the form of an annuity is elected, the annuity type shall be elected by the Participant at the time he or she makes the election described in the first or second sentence of subsection (a) above from among those annuities available at that time under the Basic Plan. If a benefit hereunder is paid in an annuity form other than a straight life annuity, the amount of the benefit under the Plan shall be reduced by the Basic Plan’s factors in effect at the time of such election for payment in a form other than a straight life annuity. If payment in the form of a lump sum is elected, the lump sum amount payable will be calculated in the same manner and according to the same interest rates and mortality tables as under the Basic Plan at the time of such election.

(c)	If the Participant fails to elect a form of payment as required under subsections (a) and (b) above, the Participant’s benefit shall be payable in a lump sum.
     5.2 Timing of Payment. A benefit payable in accordance with Section 5.1 will commence within 45 days after: (i) if the Participant qualifies for Early Retirement under a Basic Plan, when the Participant separates from service, or (ii) if the Participant does not qualify for Early Retirement under a Basic Plan, the later of when the Participant separates from service or attains (or would have attained) age 65, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.
     5.3 Changes to the Form of Payment. A Participant cannot change the form of payment of a benefit elected under Section 5.1 or this Section 5.3 unless (i) such election does not take effect until at least 12 months after the date on which the election is made, (ii) in the case of an election related to a payment not due to the Participant’s Disability or death, the first payment with respect to which such new election is effective is deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iii) any election related to a payment based upon a specific time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment; provided, however, that an election to change from one type of annuity payment to a different, actuarially equivalent, type of annuity payment shall not be considered a change to the form of payment for purposes of applying the restrictions in clauses (i), (ii) and (iii).
     Notwithstanding the preceding paragraphs of this Section 5.3, a Participant may change an election with respect to the form of payment of a benefit, without regard to the restrictions imposed under the preceding paragraph, on or before December 31, 2006; provided that such election (i) applies only to amounts that would not otherwise be payable in calendar year 2006, and (ii) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.
     5.4 Specified Employees. Notwithstanding any other provision of the Plan, in no event can a payment of a benefit to a Participant who is a Specified Employee of the Company or an Affiliated Company, at a time during which the Company’s capital stock or capital stock of an Affiliated Company is publicly traded on an established securities market, in the calendar year of his or her separation from service, be made before the date that is six months after the date of the Participant’s separation from service with the Company and all Affiliated Companies, unless such separation is due to his or her death or Disability.
     A Participant shall be deemed to be a Specified Employee for purposes of this Section 5.4 if he or she is in a job category C2 or above with respect to the Company or Affiliated Company that employs him or her; provided if at any time the total number of Employees in job category C2 and above is less than 50, a Specified Employee shall include any person who meets the definition of Key Employee set forth in Code Section 416(i) without reference to paragraph (5). A Participant shall be deemed to be a Specified Employee with respect to a calendar year if he or she is a Specified Employee on September 30th of the preceding calendar year. If a Specified Employee will receive payments hereunder in the form of installments or an annuity, the first payment made as of the date six months after the date of the Participant’s separation from service with the Company and all Affiliated Companies shall be a lump sum, paid as soon as practicable after the end of such six-month period, that includes all payments that would otherwise have been made during such six-month period. From and after the end of such six month period, any such installment or annuity payments shall be made pursuant to the terms of the applicable installment or annuity form of payment.
     5.5 Interest and Mortality Assumptions. Determinations under the Plan shall be based on the interest and mortality assumptions used in the applicable Basic Plan on the date of such determination.
ARTICLE VI
ADMINISTRATION OF PLAN
     The Plan shall be administered by the Committee.
ARTICLE VII
COMPANY’S RIGHT TO AMEND OR TERMINATE PLAN
     While the Company intends to maintain the Plan in conjunction with the Basic Plans, the Company, or the Officer Nomination and Compensation Committee of the Board of Directors of the Company, reserves the right to amend the Plan at any time and from time to time, or to terminate it at any time for any reason; provided, however, that no amendment or termination of the Plan shall impair or alter such right to a benefit that would have arisen under the Plan as it read before the effective date of such amendment or termination to or with respect to any employee who has become a Participant in the Plan before the effective date of such amendment or termination or with respect to his or her Beneficiary. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and Beneficiaries in the manner and at the time described in Article V of the Plan. No additional benefits shall be earned after termination of the Plan.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     8.1 Definitions. The terms used in the Plan that are defined in the Basic Plans shall have the meanings assigned to them in the Basic Plans, unless otherwise defined in the Plan.
     8.2 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.
     8.3 Income Tax Payout. In the event that the Internal Revenue Service prevails in its claim that that any amount of a Participant’s benefit payable pursuant to the Plan and held in the general assets of the Company or any other Employer constitutes taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant or his or her Beneficiary for any taxable year prior to the taxable year in which such amount is distributed to him or her, or in the event that legal counsel satisfactory to the Company and the applicable Participant or his or her Beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such benefit held in the general assets of the Company or any other Employer, to the extent constituting such taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.
     8.4 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of a Basic Plan applicable to a Basic Plan benefit shall also be applicable to a benefit payable hereunder. Any Basic Plan benefit shall be paid solely in accordance with the terms and conditions of the applicable Basic Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Basic Plan.
     8.5 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer will be sufficient to pay any benefit hereunder.
     8.6 No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant or Beneficiary the right to be retained in the service of the Company or any Affiliated Company.
     8.7 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

     Notwithstanding the preceding paragraph, the benefit of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in ERISA Section 206(d)(3). The Committee shall provide for payment of such benefit to an alternate payee (as defined in ERISA Section 206(d)(3)) as soon as administratively possible following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The benefit that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.
     8.8 Applicable Law. The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by applicable federal law.
     8.9 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, any other Employer, the Committee and the Plan therefore.
     8.10 Unclaimed Benefit. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her Beneficiaries. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Committee is unable to locate any Beneficiary of the Participant, then the Committee shall have no further obligation to pay any benefit hereunder to such Participant, Beneficiary, or any other person and such benefit shall be irrevocably forfeited.
     8.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, any other Employer, or any individual acting as an employee, or agent at the direction of the Company or any other Employer, or any member of the Committee, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.
     8.12 Claims Procedure. Claims for benefits under the Plan shall be made in writing to the Committee. If the Committee wholly or partially denies a claim for benefits, the Committee shall, within a reasonable period of time, but no later than 90 days after receiving the claim, notify the claimant in writing of the denial of the claim. If the Committee fails to notify the claimant in writing of the denial of the claim within 90 days after the Committee receives it, the claim shall be deemed denied. A notice of denial shall be written in a manner calculated to be understood by the claimant, and shall contain:
(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

     (d) an explanation of the Plan’s review procedure.
Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits, including the conducting of a hearing, if the Committee deems one necessary. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Committee, special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Committee shall notify the claimant in writing of any such extension. The decision upon review shall (i) include specific reasons for the decision, (ii) be written in a manner calculated to be understood by the claimant, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.

     IN WITNESS WHEREOF, NiSource Inc. has caused this amended and restated Plan to be executed in its name, by its duly authorized officer, on this 2nd day of December, 2005, effective as of January 1, 2005.

NISOURCE INC.

Date:	December 2, 2005	By:	/s/ Michael W. O’Donnell

ATTEST: Michael W. O’Donnell

Date:		By:

SCHEDULE A
NiSource Inc. and Northern Indiana Public Service Company Pension Plan Provisions Pertaining to Salaried and Non-Exempt Employees
NiSource Subsidiary Pension Plan
Retirement Plan of Columbia Energy Group Companies
Bay State Gas Company Pension Plan

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